SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549

                            FORM 8-K

                         CURRENT REPORT

             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934


 Date of Report (Date earliest event reported) November 27, 1996


Commission   Registrant, State of Incorporation,     I.R.S.
File Number  Address and Telephone Number            Employer
                                                     Identification No.
1-11299      ENTERGY CORPORATION                     72-1229752
             (a Delaware corporation)
             639 Loyola Avenue
             New Orleans, Louisiana  70113
             Telephone (504) 529-5262

1-2703       ENTERGY GULF STATES, INC.               74-0662730
             (a Texas corporation)
             350 Pine Street
             Beaumont, Texas  77701
             Telephone (409) 838-6631


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Item 5.   Other Information

          Entergy Corporation, and Entergy Gulf States, Inc.


       A U.S. bankruptcy court judge has approved proposals by

 three groups seeking to acquire the non-nuclear assets of Cajun

Electric Power Cooperative ("Cajun") and has signed an order that establishes rules for how Cajun's creditors will vote on the three plans.  Creditors will have until December 6, 1996 to cast ballots for the plan they want the court to approve.  On December

16, 1996, the bankruptcy court is scheduled to begin hearings on the balloting and the plan that will be adopted.

        The bankruptcy trustee for Cajun is supporting a $1.09

billion bid by a group of three companies: NRG Energy, Inc.,

Zeigler Coal Holding Co., and Southern Electric International,

Inc.  This plan is also supported by the Rural Utilities Service,

Cajun's largest creditor.

      One of the competing bids is a $780 million cash offer by

Southwestern Electric Power Company, Entergy Gulf States, Inc.,

and ten of the rural distribution cooperatives that buy power from Cajun.

     Enron Capital Trade and Resources Corporation, a subsidiary of Enron Corporation, is offering a bid of $773 million in cash for the Cajun assets.

     Reference is made to Entergy Gulf States, Inc.'s and Entergy

Corporation's Form 10-Q for the quarter ended September 30, 1996,

for a discussion of the agreement settling pending disputes

between Entergy Gulf States, Inc. and Cajun.




     Entergy Corporation and Entergy Gulf States, Inc.


     On November 27, 1996, Entergy Gulf States, Inc. filed a plan with the Public Utility Commission of Texas (PUCT) that calls for the accelerated recovery of costs associated with the River Bend nuclear plant.  The costs would be recovered  over a seven year period and include only those River Bend costs already in rate base.  River Bend costs not in rate base and which are the

subject of an appeal pending before the Texas Supreme Court are not included in the plan.

     This plan is designed to achieve an orderly transition to

retail electric competition in Texas while protecting ratepayers from potential cost shifting among customer classes.  It contains the following key elements:

     Base rates will be frozen for seven years.

     The investment in the River Bend nuclear plant as of June
  30, 1996 will be recovered over a seven year period. At the end of this period, that investment would cease to be recovered from customers through electric rates.

     To prevent unfair cost shifting among customer classes, the plan provides for a universal service charge to be paid by all customers, including those who choose to purchase their electricity from another source, but remain connected to the Entergy Gulf States system. For customers who continue to purchase electricity from Entergy Gulf States, Inc., electric bills would not increase because the charge is already included in electric rates.

     The filing proposes performance standards for the River Bend power plant by setting a ceiling on operating, capital and fuel expenses. If expenses exceed the ceiling, then Entergy Gulf States, Inc. will absorb the higher costs unless they were caused by a catastrophic event. If expenses fall below the ceiling, the Entergy Gulf States, Inc. will benefit from those efficiencies.

     The filing also includes a performance rate plan that has a return on equity band of two percent around a mid-point established by the PUCT. Entergy Gulf States, Inc. will absorb costs or keep savings within the band. However, if costs or savings are outside of the band, then these would be shared equally with customers. This proposal provides an incentive for Entergy Gulf States, Inc. to operate more efficiently.


     The PUCT has not yet established a procedural schedule for this proceeding.



     Entergy Corporation


     Entergy Technology Holding Company, on November 21, 1996,

completed the acquisition of Sentry Alarm Systems of America,

Inc. ("Sentry") for approximately $41 million of debt.  Sentry is a full-service security monitoring company serving more than

25,000 customers throughout Florida.  Sentry, which has $22

million in annual revenue, is headquartered in Clearwater,

Florida.  Sentry sells, installs, monitors and services custom-

designed security systems including fire, burglary, access and environmental control, and closed-circuit TV, for customers

ranging from homeowners to industrial and commercial accounts.



     Entergy Corporation


     Entergy Corporation has agreed to acquire a 25 percent

interest in the Chilean gas-fired power plant project, San Isidro

SA.  The other 75 percent is owned by Chile's Empresa Nacional de

Electridicidad SA, also known as Endesa.

     Construction of the $200 million San Isidro plant is

expected to start in December of 1996, with the plant due to start operating in October of 1998.  The 370 megawatt plant will be built by Japan's Mitsubishi Corporation.  Endesa signed a contract on July 19, 1996 with the gas pipeline project GasAndes

SA to supply 1.65 million cubic meters of gas a day to the plant for the next 25 years.



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                            SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              ENTERGY CORPORATION
                              ENTERGY GULF STATES, INC.



                              By:  /s/Louis E. Buck
                                   Louis E. Buck

                              Vice President and
			      Chief Accounting Officer




Dated:  November 27, 1996